CERTIFICATE OF FIRST AMENDMENT TO
       CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                   OF SERIES C PREFERRED STOCK
                               OF
                    THE HILLHAVEN CORPORATION

                Pursuant to Section 78.195 of the
         Private Corporation Law of the State of Nevada

     We, Christopher J. Marker, the President, and Richard P. Adcock, the Secretary, of The Hillhaven Corporation, a corporation organized and existing under the Private Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.195, DO HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation, the said Board of Directors adopted a resolution creating a series of 35,000 shares of Preferred Stock, par value $0.15 per share, of the Corporation classified as Series C Preferred Stock, a certificate of such resolution (the "Series C Certificate") having been filed with the Secretary of State of the State of Nevada on November 26, 1991 (the "Series C Preferred Stock");

     That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation, the said Board of Directors on September 28, 1993 adopted the following resolution amending certain of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series C Preferred Stock;

     That, pursuant to Section 9 of the Series C Certificate and the Nevada Private Corporation law, the holders of all of the issued and outstanding shares of the Series C Preferred Stock, being 35,000 shares, voted in favor of the following resolution amending certain of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series C Preferred Stock;

     RESOLVED THAT, pursuant to the authority vested in the Board of Directors by the Amended and Restated Articles of Incorporation, the Series C Preferred Stock is hereby amended as follows:

     1. Section 4 of the Series C Certificate, entitled "Certain Restrictions," is hereby amended by adding the following new subsection 4(E) thereto:

               "(E) Notwithstanding anything to the contrary set forth in this Section 4 or any other provision set forth herein, and notwithstanding that any dividends or other distributions payable by the Corporation pursuant to the terms of the Series C Preferred Stock are in arrears, the Corporation may do any or all of the following:

                    (i)  declare and pay dividends and
               distributions, in cash or payments-in-kind, on the Series D Preferred Stock;


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                    (ii) redeem all or any part of the Series D
               Preferred Stock, at the request of the holder or holders of the warrants to acquire shares of the Corporation's Common Stock (the "Warrants") issued pursuant to that certain Warrant and Registration Rights Agreement dated as of January 31, 1990, made pursuant to Section 8(b) of the Certificate of Designation, Preferences and Rights (the "Series D Certificate") with respect to the Corporation's Series D Preferred Stock, to fund the exercise of the Warrants; and/or

                    (iii) redeem all of the Series D Preferred
               Stock upon the occurrence of a "Designated Event," as that term is defined in Section 8(e) of the Series D Certificate."

     2.   Section 8 of the Series C Preferred Stock, entitled
"Redemption," is hereby amended to read in its entirety as follows:

          "Section 8.  Redemption.  The shares of Series C
     Preferred Stock shall be redeemed by the Corporation as follows:

               (A) Redemption at Option of Corporation. Subject to Subsection (D) of this Section 8, the shares of Series C Preferred Stock shall be redeemable at any time, in whole or in part, at the option of the Corporation, upon not less than five business days' prior written notice of such redemption to the registered holders of the shares to be redeemed. If there is more than one holder of shares of Series C Preferred Stock and less than all the shares are to be redeemed, the shares to be redeemed shall be redeemed pro rata among the holders according to their respective percentage interests. The redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption.

               (B) Redemption Upon Request of Holder Upon Exercise of Warrants. Upon the written request of any holder of any of the Warrants who is also a holder of shares of Series C Preferred Stock, the shares of Series C Preferred Stock shall be redeemable in whole or in part upon the exercise by such holder of any or all of the Warrants. The redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption. The number of shares of Series C Preferred Stock to be redeemed pursuant to this subsection (B) shall be equal to the aggregate purchase price for the shares of the Corporation's Common Stock to be acquired pursuant to the exercise of the Warrants divided by $1,000. The shares of Series C Preferred Stock to be redeemed shall be shares held by such holder, selected by the Corporation in such manner as it deems appropriate; provided, however, that at the option of such holder, such holder shall be entitled to tender any or all of the

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          shares of Series C Preferred Stock, at the redemption
          price set forth in this subsection (B), towards the exercise price of the Warrants then being exercised.

               (C) Redemption at Request of Holder Upon Occurrence of Designated Event. The Corporation shall give the holder or holders of the shares of Series C Preferred Stock written notice of the occurrence of a "Designated Event," as that term is defined in Section 8(e) of the Series D Certificate, within five business days after such occurrence. After the occurrence of a Designated Event, the Corporation shall, subject to subsection (D) below, redeem all, but not less than all, of the shares of Series C Preferred Stock of any holder or holders thereof on a date which is not less than 30 days or more than 45 days after written request therefor by such holder or holders. The redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption.

               (D) Senior Debt. Notwithstanding the foregoing provisions of subsections (A) and (C) of this Section 8, upon the acceleration of the maturity of any Senior Debt, or upon the non-payment of any Senior Debt at its final scheduled maturity, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before the holders of shares of Series C Preferred Stock are entitled to receive any payment in respect of the redemption, retirement, purchase or other acquisition by the Corporation of such shares in accordance with this
          Section 8. No such payment in respect of such shares shall be made pursuant to this Section 8 unless the Agent (as such term is defined in the Credit Agreement) shall have been given at least 30 days' prior written notice thereof by the Corporation or by the holder of such shares. For the purposes of this subsection (D), the terms "Credit Agreement" and "Senior Debt" shall have the same meanings as are defined in Section 8(e) of the Series D Certificate."

     3.   Section 10 of the Series C Preferred Stock, entitled
"Ranking," is hereby amended to read in its entirety as follows:

          "Section 10. Ranking. Except for the dividends and distributions which may be declared and paid by the Corporation on the Series D Preferred Stock pursuant to
     Section 2 of the Series D Certificate, the Series C Preferred Stock shall rank senior to all other classes and series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation."






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     IN WITNESS WHEREOF, we have executed and subscribed this
Certificate and do affirm the foregoing as true under penalties of perjury this 28th day of September, 1993.


                                      /s/ Chris Marker
                                   By:  Christopher J. Marker
                                   Title:  President

                                      /s/ Richard P. Adcock
                                   By:  Richard P. Adcock
                                   Title:  Secretary






STATE OF WASHINGTON      )
                         ) ss.
COUNTY OF  PIERCE        )

     On the 28th day of September, 1993, personally appeared before me, a Notary Public, Christopher J. Marker and Richard P. Adcock personally known (or proved) to me to be the persons whose names are subscribed to the above instrument who acknowledged that they executed the instrument.

                                   /s/ Gloria J. Staggers
                                        Notary Public





























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